Exhibit 99.1

Contacts:	Dan Kaferle	Julie Cunningham
	Public Relations	Investor Relations
	(631) 342-2111	(631) 342-4687
	daniel.kaferle@ca.com	julie.cunningham@ca.com
CA SUCCESSFULLY CONCLUDES DEFERRED PROSECUTION AGREEMENT
Court Dismisses All Pending Charges
ISLANDIA, N.Y., May 21, 2007 — CA, Inc. (NYSE:CA) today announced that it has satisfied the terms of the Deferred Prosecution Agreement (DPA) the Company entered into in September 2004, and that the DPA has expired.
In a filing with the Court, the U.S. Attorney’s Office for the Eastern District of New York (USAO) reported that CA has “complied with” the DPA, citing the May 1, 2007 report of Independent Examiner Lee S. Richards III who was appointed under the agreement. As a result, U.S. Judge I. Leo Glasser has dismissed all pending charges against the Company.
“The expiration of the DPA is the result of the willingness of the government to allow CA to operate under a DPA and the strong commitment by all the Company’s employees to take the steps necessary to meet its requirements. This has been a very healthy process for the Company,” said Lewis Ranieri, chairman of CA’s Board of Directors. “We want to thank our independent examiner for helping CA identify and address all DPA issues and for helping us strengthen our internal controls and compliance.”
John Swainson, CA’s president and chief executive officer, said the Company remains committed to best-in-class controls and compliance.
“Our efforts won’t stop because we have met the requirements of the DPA,” he said. “We will continue to demand a high level of transparency, ethical behavior and integrity from our entire organization. In meeting the terms of the DPA, CA has made great strides in putting in place the business systems, processes and procedures that will ensure its ability to grow and generate value for shareholders, customers and employees.
“We are moving forward with a renewed sense of vigor, enthusiasm and dedication to becoming one of the world’s most successful software companies,” Swainson said. “We can now put this chapter behind CA and devote our time, energy and passion to our customers and our business. We have done much over the past two years to set this company on a course of sustainable growth. In the future, we will do even more.”
The DPA arose out of the criminal conduct by certain of the Company’s former executives in failing to record within the proper quarter revenues associated with certain software license agreements, and then obstructing the government’s investigation of this “35-day month” practice.
About CA
CA (NYSE: CA), one of the world’s largest information technology (IT) management software companies, unifies and simplifies the management of enterprise-wide IT.

Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://ca.com.
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Copyright © 2007 CA. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks and logos referenced herein belong to their respective companies.